Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-229981 and 333-227620) pertaining to the Andeavor 401(k) Plan of our report dated June 18, 2018, with respect to the Statement of Net Assets Available for Benefits of the Andeavor 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 26, 2019